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                                                                     EXHIBIT 99


THE LOEWEN GROUP INC.
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                                                            NEWS

Stock Symbols:
NYSE:    LWN              (Common)
TSE:     LWN              (Common) and LWN.PR.C (Series C Preferred)
ME:      LWN              (Common) and LWNpC (Series C Preferred)


Investor contacts:                                 Media Contact:
Paul Wagler, Senior Vice President, Finance        Dave Laundy, Vice President
Dwight Hawes, Vice President, Finance              Corp. Communications
The Loewen Group Inc.                              Tel: (604) 293-7857
Tel: (800) 347-7010



                             FOR IMMEDIATE RELEASE

                        LOEWEN GROUP ACQUIRES ADDITIONAL
                             ARBOR MEMORIAL SHARES

VANCOUVER, B.C., December 10, 1996 - The Loewen Group announced today that it has acquired an additional 33,600 Class A Voting Shares and 96,000 Class B Non-Voting Shares of Arbor Memorial Services Inc. on The Toronto Stock Exchange. As a result, Loewen now owns 713,825 Class A Voting Shares and 2,153,752 Class B Non-Voting Shares of Arbor. This constitutes approximately 28 per cent of each class of Arbor shares. The Loewen Group considers its holdings in Arbor to be a strategic investment and may increase its investment in Arbor shares in the future.

With corporate offices in Vancouver, Cincinnati and Philadelphia, The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 13,000 people and owns or operates 937 funeral homes and 305 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.

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